                                                                    EXHIBIT 99.1

                             CLEAR CHANNEL ANNOUNCES
                            STOCK REPURCHASE PROGRAM

SAN ANTONIO, TEXAS, OCTOBER 5, 2000 - L. Lowry Mays, Chairman and CEO of Clear Channel Communications, Inc., announced today that its Board of Directors has authorized the repurchase of up to $1 billion of the Company's common stock. The stock repurchase program will be conducted over the next 12 months.

Clear Channel said it would repurchase its common stock, from time to time, through open market purchases, block trades and in negotiated private transactions. Clear Channel Communications will base its decisions on repurchases and their timing on such factors as the stock price, general economic and market conditions and the status of the Company's ongoing acquisition strategy. The repurchase program may be suspended or discontinued at any time.

Mr. Mays declared, "This action underscores our Board's optimism about the Company's continued success and commitment to the Company's future prospects. We believe the purchase of our common stock represents an attractive opportunity to benefit the long term interests of the Company and its shareholders."

ABOUT CLEAR CHANNEL COMMUNICATIONS

Clear Channel Communications, Inc., headquartered in San Antonio, Texas, is a global leader in the out-of home advertising industry with radio and television stations, outdoor displays, and entertainment venues in 40 countries around the world. Including announced transactions, Clear Channel operates 1,106 radio and 19 television stations in the United States and has equity interests in over 240 radio stations internationally. Clear Channel also operates more than 750,000 outdoor advertising displays, including billboards, street furniture and transit panels across the world. SFX is also part of the Clear Channel family and is the world's largest diversified promoter, producer and presenter of live entertainment events and is also a leading fully integrated sports marketing and management company.

For further information contact Randy Palmer, Vice President of Investor Relations or Gabrina Soliz at (210) 822-2828 or visit our web-site at www.clearchannel.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. Those statements appear in a number of places in this press release, and include statements regarding the intent, belief or current expectations of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. Risks and uncertainties associated with the Company's acquisition activities include risks that: acquisition opportunities explored by the Company may be abandoned, investments will fail to perform in accordance with expectations and that analysis with respect to the cost associated with proposed acquisitions will prove inaccurate.